FOSTER WHEELER AMENDS OFFERING MATERIALS

            HAMILTON, BERMUDA, July 28, 2005 – As previously announced, Foster Wheeler Ltd. (Nasdaq: FWLT) has launched an exchange offer pursuant to which it is offering to exchange 2.16 of its common shares, par value $.01, for each of the 9.00% Preferred Securities, Series I issued by FW Preferred Capital Trust I (liquidation amount $25 per trust security) and guaranteed by Foster Wheeler Ltd. and Foster Wheeler LLC, including accrued dividends, that is tendered in the exchange offer and not withdrawn. The exchange offer will expire at 5:00 p.m. New York City time on July 29, 2005, unless extended.

            In connection with the exchange offer, Foster Wheeler delivered an Offer to Exchange dated June 30, 2005 and other documentation relating to the exchange offer to holders of trust securities, and on June 30, 2005 filed the Offer to Exchange and other documentation with the Securities and Exchange Commission as part of a Schedule TO. Foster Wheeler today filed an amended Schedule TO together with Supplement No. 1 to the Offer to Exchange, which sets out additional information which may be of interest to holders considering participation in the exchange offer. Importantly, the terms of the exchange offer remain unchanged.

            A copy of the Offer to Exchange, Supplement No. 1 to the Offer to Exchange and other documents relating to this exchange offer may be obtained from Morrow & Co, Inc., the Information Agent for this exchange offer. Morrow’s telephone number for bankers and brokers is 800-654-2468 and for all other security holders is 800-607-0088. Contact the Information Agent with any questions on the exchange offer.

            Investors and security holders are urged to read the Schedule TO, as amended, and the Offer to Exchange, as supplemented by Supplement No. 1, relating to the exchange offer as these documents contain important information. These documents and other documents relating to the exchange offer may be obtained free at the SEC’s website at www.sec.gov, or from the Information Agent as noted above.

            The foregoing reference to the exchange offer and any other related transactions shall not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in Foster Wheeler Ltd. or any of its subsidiaries.

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Notes to Editor:

1. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at http://www.fwc.com.

2. Safe Harbor Statement

This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under the heading "Business--Risk Factors of the Business" in the Company's most recent annual report on Form 10-K/A and the following, could cause the Company's business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with debt covenants, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

CONTACT:	Foster Wheeler Ltd.
Media Contact: Maureen Bingert, 908-730-4444 or
Investor Contact: John Doyle, 908-730-4270 or
Other Inquiries: 908-730-4000